Exhibit 10.2

Sixth Amendment
to
Employment Agreement

 This Sixth Amendment to Employment Agreement (the “Sixth Amendment”), is being entered into effective January 30, 2019 by and between ImageWare Systems, Inc., a Delaware corporation (the “Company”) and Mr. David Harding (the “Executive”).

             WHEREAS the Company and Executive entered into an Employment Agreement dated as of January 1, 2013 and subsequently amended on November 1, 2013, January 9, 2015, December 14, 2015, October 20, 2016, and on December 31, 2017 (as amended, the “Employment Agreement”);

             WHEREAS, the Executive continues to perform valuable services for the Company and the Company desires to assure itself of the continuing services of Executive; and

             WHEREAS, in consideration of the foregoing and in order to amend the terms of the Agreement and to provide for the continued services of the Executive in accordance with the present intent of the Company and the Executive.

             NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, and in further consideration of the mutual covenants contained in the Employment Agreement, the parties do hereby agree that the Employment Agreement is hereby amended as follows:

1.
Section “3. Term of Agreement” strike the language “continue until December 31, 2018” and replace it with “continue until December 31, 2019”.

2.
Except as expressly amended herein, the Employment Agreement shall continue and be in full force in all respects.

/s/ James Miller	/s/ David Harding
ImageWare Systems, Inc.	David Harding